January 3, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Creative App Solutions, Inc. on Form S-1/A-2 of our audit report, dated October 15, 2012 relating to the accompanying balance sheet as of August 31, 2012, and the related statement of operation, stockholders’ equity, and cash flow from inception (July 10, 2012) through August 31, 2012, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1/A-2 and this Prospectus.

De Joya Griffith,, LLC

/s/ De Joya Griffith, LLC

Henderson, NV
January 3, 2013